                         SKUNKWARE ACQUISITION AGREEMENT



     This Acquisition Agreement ("Agreement") dated November 29, 1995, is entered into effective as of October 31, 1995 by and among Peregrine Systems, Inc., a Delaware corporation ("Peregrine"), Peregrine/Bridge Transfer Corporation, a Delaware corporation and a wholly-owned subsidiary of Peregrine (the "Subsidiary"), and Skunkware, Inc., a Delaware corporation (the "Buyer").

                                    RECITALS

     A. Peregrine, located in San Diego, California, has transferred and assigned to the Subsidiary all assets and related liabilities connected with Peregrine's database software division (known as "Skunkware") that is presently operated from the Company's facilities in Texas (the "Business").

     B. The parties hereto desire to provide for the purchase by the Buyer of all of the outstanding shares of capital stock of the Subsidiary and to effect the other transactions contemplated by this Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:


                                  ARTICLE I.

                     SUBSIDIARY STOCK AND ROYALTY PAYMENT

     1.1 PURCHASE AND SALE OF STOCK. Subject to the terms and conditions of this Agreement, Peregrine hereby assigns, transfers, and sells, and the Buyer hereby purchases, 1,000 shares of common stock, $.001 par value per share, of the Subsidiary (the "Shares") for an aggregate purchase price of $559,144.46, payable by check to Peregrine.

     1.2 ROYALTY PAYMENTS. In connection with the change of ownership of the Subsidiary resulting from the sale and purchase of the Shares, the Subsidiary agrees to pay Peregrine a royalty equal to seven percent (7%) on the gross license revenues derived from licensed sales beginning November 1, 1995 by the Subsidiary or any affiliate of all software products, now existing and to be developed in the future, but exclusive of the software products previously acquired by Peregrine that are specifically identified in EXHIBIT B attached hereto and exclusive of the software products licensed for resale or acquired in the future by the Subsidiary (the software products for which royalties are payable hereunder referred to herein as the "Software Products"). Such royalty payments will be payable on a quarterly basis commencing January 1, 1996, will be limited to $600,000 in any single calender year period, and will be considered fully paid upon the first to occur of (i) after discounting at the rate of 9% per annum for each quarterly payment made from the date of payment to October 31, 1995, accumulated payments valued at $677,000 having been made to

Peregrine or (ii) November 1, 2001 if all quarterly payments required by this
Section 1.2 have been made.

     1.3 ACCESS TO PRODUCT INFORMATION. For as long as royalty payments are due and owing to Peregrine pursuant to Section 1.2 above, the Subsidiary shall make available and maintain until the expiration of two years after the end of the year to which they pertain, complete books, records and accounts regarding licensed sales by the Subsidiary or any affiliate of the Software Products, in order to calculate and confirm the Subsidiary's payment obligations hereunder. Upon reasonable notice to the Subsidiary, and not more than twice a year, Peregrine or its designated representative shall have the right to examine such books, records and accounts during the Subsidiary's normal business hours to verify the Subsidiary's activities (including those activities of its affiliates) under this Agreement. Where such examination discloses a shortfall of more than five percent (5%) for the period being audited, the Subsidiary agrees to pay or reimburse Peregrine for its reasonable auditing expenses upon written request by Peregrine.


                                   ARTICLE II.

                               LICENSE OF SOFTWARE

     2.1 SOFTWARE LICENSE. Concurrently with the execution of this Agreement, Peregrine Bridge Subsidiary, Inc., a wholly owned subsidiary of Peregrine, and the Subsidiary have entered into a Software License Agreement, a copy of which is attached as EXHIBIT A hereto (the "License Agreement").


                                  ARTICLE III.

                   REPRESENTATIONS AND WARRANTIES OF PEREGRINE

     Peregrine hereby represents and warrants to Buyer as follows, except as disclosed in a schedule of exceptions attached as EXHIBIT B hereto (the "Disclosure Schedule"):

     3.1 ORGANIZATION. Each of Peregrine and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted. Neither of Peregrine nor the Subsidiary is qualified to do business as a foreign corporation in any state other than California, Texas and New Hampshire in the case of Peregrine.

     3.2 AUTHORITY. Peregrine has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Peregrine and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Peregrine. This

Agreement has been duly executed and delivered by Peregrine and constitutes a valid and binding obligation, enforceable against Peregrine in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, result in any violation of, or default under, any provision of the Certificate of Incorporation or Bylaws of either Peregrine or the Subsidiary or any agreement, instrument, judgment or law applicable to Peregrine or the Subsidiary, other than such violations or defaults which individually or in the aggregate would not have a material adverse effect on the Subsidiary.

     3.3 SUBSIDIARY CAPITAL STRUCTURE. The authorized capital stock of the Subsidiary consists of 1,000 shares of Common Stock, $.001 par value per share. At the date of this Agreement, all of the Shares are issued and outstanding and held by Peregrine. All of the Shares are validly issued, fully paid and nonassessable, and free of any liens, encumbrances or claims of any kind (other than restrictions on transfer under applicable securities laws), and not subject to preemptive or similar rights. There are no rights, commitments or agreements of any character to which Peregrine or the Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver or sell additional shares of the capital stock of the Subsidiary or obligating the Subsidiary to enter into any such right, commitment or agreement.

     3.4 CORPORATE RECORDS. Full and complete copies of the Certificate of Incorporation, Bylaws and corporate records of the Subsidiary have been made available to the Buyer.

     3.5 LIABILITIES AND OBLIGATIONS. Included as part of the Disclosure Schedule attached hereto is a schedule of all liabilities and obligations of the Subsidiary as of the date of this Agreement (the "Liabilities"). The Subsidiary has no liability or obligation except as set forth on such schedule, and except for customary obligations related to the conduct of business by the Subsidiary in corporate form, including the payment of corporate franchise taxes, foreign qualification fees and the like.

     3.6 ASSETS. The Subsidiary has good title to all of the rights, properties and assets identified in Disclosure Schedule attached hereto (the "Assets"), free and clear of all liens, claims and encumbrances other than
(a) the lien of current taxes not yet due and payable, and (b) possible liens and encumbrances which do not in any case materially detract from the value of the asset subject thereto and which have not arisen otherwise than in the ordinary course of business. Subject to the foregoing, Peregrine offers no representation or warranty with respect to the condition, suitability or fitness for any particular purpose of any of the Assets.


                                   ARTICLE IV.

                              ADDITIONAL AGREEMENTS

     4.1 EMPLOYEES. Effective on the date hereof, the Subsidiary has offered employment to each of the individuals identified on EXHIBIT C attached hereto (the "Employees"), and each of the Employees has accepted such employment with the Subsidiary. In connection with such acceptance, each Employee has waived all claims for severance and any other employment claims relating to each Employee's employment by Peregrine prior to the effective date of this Agreement.

     4.2 RESOURCE SHARING AGREEMENT. Peregrine and the Subsidiary agree to negotiate in good faith and to enter into an agreement mutually acceptable to Peregrine and the Subsidiary with respect to the Subsidiary's access to Peregrine administrative or computer resources on a transitional basis to enable the Subsidiary to continue operations with minimal disruption resulting from the transactions contemplated by this Agreement. Any such agreement shall provide reasonable compensation to Peregrine at commercial rates.

     4.3 LEASE ASSIGNMENT. Peregrine and the Subsidiary agree to use their reasonable best efforts to obtain the approval of INTCO Properties L.P., the lessor of the premises of the Business located in Austin, Texas, with respect to the assignment from Peregrine to the Subsidiary of the real property lease for such premises.


                                   ARTICLE V.

                                  MISCELLANEOUS

     5.1 AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

     5.2 ASSIGNMENT. Neither this Agreement nor any right created hereby shall be assignable by any party hereto.

     5.3 NOTICE. Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice shall be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

          If to the Buyer or       Skunkware, Inc.
          to the Subsidiary:       c/o John Moores
                                   JMI Services, Inc.
                                   1119 St. Paul Street
                                   Baltimore, Maryland  21202

          With a copy to:          Mr. Charles E. Noell
                                   JMI Services, Inc.
                                   1119 St. Paul Street
                                   Baltimore, Maryland  21202

          If to Peregrine:         Peregrine Systems, Inc.
                                   12670 High Bluff Drive
                                   San Diego, California  92130
                                   Attn:  Mr. David A. Farley

          With a copy to:          Douglas H. Collom, Esq.
                                   Wilson, Sonsini, Goodrich & Rosati
                                   650 Page Mill Road
                                   Palo Alto, California  94304-1050

Any party may change its address for notice by written notice given to the other parties.

     5.4 ENTIRE AGREEMENT. This Agreement and the exhibits hereto supersede all prior agreements and understandings relating to the subject matter hereof.

     5.5 COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses in connection with the transaction contemplated hereby.

     5.6 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of California.

     5.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


"PEREGRINE"                        PEREGRINE SYSTEMS, INC.
                                   a Delaware corporation


                                   By: /s/ David A. Farley
                                       -----------------------------------
                                           David A. Farley
                                           Chief Financial Officer



"BUYER"                            SKUNKWARE, INC.
                                   a Delaware corporation


                                   By: /s/ Charles E. Noell
                                       -----------------------------------
                                           Charles E. Noell
                                           President



"SUBSIDIARY"                       PEREGRINE/BRIDGE TRANSFER CORPORATION
                                   a Delaware corporation


                                   By: /s/ John Woodall
                                       -----------------------------------
                                           John Woodall
                                           President

                                    EXHIBIT A


                           SOFTWARE LICENSE AGREEMENT


    THIS SOFTWARE LICENSE AGREEMENT, dated November 29, 1995 and effective as of October 31, 1995 (the "Effective Date"), is made and entered into between Peregrine Bridge Subsidiary, Inc., a Delaware corporation with principal offices at 12670 High Bluff Drive, San Diego, California 92130 ("Bridge"), and Peregrine/Bridge Transfer Corporation, a Delaware corporation, with an address at 6034 West Courtyard, Suite 230, Austin, Texas 78730 ("Transfer Corp.").

    IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:


                                   SECTION 1

                                GRANT OF RIGHTS

    1.1 LICENSE GRANT. Bridge hereby grants to Transfer Corp. a non-exclusive, perpetual, nontransferable (except as provided in Section 8.2), worldwide, royalty bearing license to use, modify, prepare and have prepared derivative works of, perform, and display the software described in EXHIBIT A attached hereto (the "Software"), in source code and object code form, to incorporate the Software in or bundle it with Transfer Corp.'s products and to reproduce and have reproduced, distribute and sublicense copies of the Software, and any modifications and derivative works thereof prepared by or on behalf of Transfer Corp., to Transfer Corp.'s customers either as stand-alone products or for use in conjunction with Transfer Corp.'s products. Bridge further grants to Transfer Corp. a non-exclusive, perpetual, worldwide license to use, prepare and have prepared derivative works of, and reproduce and have reproduced the documentation for, the Software (the "Documentation") and derivative works thereof prepared by or for Transfer Corp., and to distribute the Documentation and such derivative works in connection with Transfer Corp.'s authorized distribution of the Software.

    1.2 SUBLICENSE RIGHTS. Transfer Corp. shall have the right to grant and authorize sublicenses of the rights granted pursuant to Section 1.1 to its affiliates and to value added resellers ("VARs") and original equipment manufacturers ("OEMs") with the prior written approval of Bridge, which shall not be unreasonably withheld. Transfer Corp. shall enter into written agreements with all such affiliates, VARs and OEMs who are given access to the Software or Documentation that ensure that such sublicensees abide by the restrictions on the Software contained in this Agreement.

    1.3 END USER LICENSING. Transfer Corp. and its permitted sublicensees shall distribute the Software pursuant to written license agreements on reasonable terms and conditions determined by them in their discretion.

    1.4 COPYRIGHT NOTICES. Transfer Corp. will, and will ensure that its sublicensees, reproduce Bridge's copyright notice(s) for the Software in the same manner and location as Transfer Corp. includes copyright notices of other third party software.

    1.5 OWNERSHIP. Transfer Corp. shall own all modifications and derivative works of the Software made at the expense of Transfer Corp., subject to Bridge's ownership of the underlying Software. Such derivative works shall be subject to the royalty obligations of Transfer Corp. and other restrictions on the Software in this Agreement.

    1.6 RIGHT OF FIRST OFFER TO PURCHASE THE SOFTWARE. Transfer Corp. will have the right of first offer to purchase all of Bridge's right, title and interest in the Software and Documentation (A) if Bridge decides to offer the Software for sale or decides to license another party to use and distribute the Software or (B) if Peregrine Systems, Inc., Bridge's parent corporation, decides to sell all or substantially all of its assets. In the event that Bridge decides to offer the Software for sale or license to another entity, or Peregrine Systems decides to sell all or substantially all of its assets as described above, Bridge will give written notice thereof to Transfer Corp. Transfer Corp. may purchase the Software and Documentation following receipt of such notice and may do so by paying Bridge in cash on or prior to consummation of either of the transactions described in (A) or (B) above an amount equal to One Million Ninety Thousand Dollars ($1,090,000) less the sum of all royalty payments and license fees made hereunder to the date of payment of such purchase price. Upon any purchase by Transfer Corp. of all Bridge's right, title and interest in the Software and Documentation, Transfer Corp. agrees to grant, and does hereby grant, to Bridge's parent company, Peregrine Systems, Inc. ("Peregrine") a non-exclusive, perpetual, irrevocable, worldwide license to use, prepare and have prepared derivative works of, and reproduce and incorporate in Peregrine's products existing as of the Effective Date and distribute solely as part of such products the Software or any portions or derivative works thereof.


                                   SECTION 2

                    CONSIDERATION, REPORTS AND AUDIT RIGHTS

    2.1  ROYALTIES.  In consideration for the license granted pursuant to
Section 1, Transfer Corp. agrees to pay royalties to Bridge as follows:
Transfer Corp. shall pay royalties to Bridge in the amount of two percent (2%) of gross revenues from sales of products containing the Software sold by Transfer Corp. or received from its sublicensees in the form of license fees or
royalties for sublicensing the Software.   Royalties shall be payable to Bridge
quarterly within thirty (30) days of the end of each calendar quarter after the Effective Date. Transfer Corp. will submit with each royalty payment a written report of its sales of products containing the Software and its sublicensing activities showing the basis for the royalty payments made, including a report with enough information to enable Bridge to determine its royalty obligations to the former sole stockholder of Bridge Technology, Inc., pursuant to Section 1.4 of the Agreement and Plan of Reorganization dated March 16, 1995. Once total royalties paid to Bridge hereunder reach One Million Ninety Thousand Dollars ($1,090,000), the license granted herein to Transfer Corp. shall be fully paid and no more royalties will be due to Bridge. In addition to payment of royalties hereunder, Transfer Corp. shall pay Bridge upon execution of this Agreement a nonrefundable license fee in the amount of Two Hundred Thousand Dollars ($200,000), which shall be credited against future royalties due to Bridge.
For purposes of this Agreement, "gross revenue from sales of products" shall mean Transfer Corp.'s gross proceeds actually received from sale of products containing the Software, or any portion thereof, after deducting product returns for credit or cash and sales taxes and freight and insurance charges, if the same are included in the customer invoice as part of the price of such products.

    2.2 TAXES. Transfer Corp. shall be responsible for and shall pay any and all taxes imposed on the licensing and delivery of the Software and Documentation to Transfer Corp. This shall include, without limitation, sales, use, property, license, value added, excise, franchise, foreign withholding, or income taxes, other than such taxes which are imposed by the United States or any political subdivision thereof on the net income of Bridge.

    2.3 REPORTS AND AUDIT RIGHTS. Transfer Corp. agrees to make and maintain until the expiration of two (2) years after the end of the year to which they pertain, complete books, records and accounts regarding Transfer Corp's copying and distribution and sublicensing activities regarding the Software, in order to calculate and confirm Transfer Corp.'s royalty obligations hereunder. Upon reasonable notice of Bridge and no more than once a year, Bridge, or Bridge's representative, shall have the right to examine such books, records and accounts during Transfer Corp's normal business hours to verify Transfer Corp.'s copying and distribution activities under this Agreement and its revenues earned from sublicensing rights in the Software to third parties, in order to calculate and confirm Transfer Corp.'s royalty obligations hereunder. If any such examination discloses a shortfall in payment to Bridge, Transfer Corp. shall pay such amounts to Bridge within thirty (30) days of such disclosure. Where such examination discloses a shortfall of more than five percent (5%) for the period being audited, Transfer Corp. agrees to pay or reimburse Bridge for its reasonable auditing expenses upon written request by Bridge.


                                   SECTION 3

                    WARRANTY DISCLAIMER AND INDEMNIFICATION

    3.1 DISCLAIMER OF WARRANTY. THE SOFTWARE AND DOCUMENTATION ARE LICENSED "AS IS". BRIDGE MAKES AND TRANSFER CORP. RECEIVES NO WARRANTIES IN CONNECTION WITH THE SOFTWARE OR DOCUMENTATION, EXPRESS, IMPLIED, STATUTORY OR IN ANY COMMUNICATION BETWEEN BRIDGE AND TRANSFER CORP. BRIDGE SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT WITH RESPECT TO THE SOFTWARE AND DOCUMENTATION AND THEIR USE, OPERATION, DISTRIBUTION OR SUPPORT.

    3.2  INFRINGEMENT INDEMNITY.

         (a) INDEMNITY. Bridge agrees, at its expense, to defend or, at its option, to settle, any claim or proceeding brought against Transfer Corp. on the issue of infringement of any copyright or trade secret of any third party by the Software or Documentation as used within the scope of this Agreement, and to indemnify Transfer Corp. against all damages, costs, liability and expense (including court costs and reasonable fees of attorney and other professionals) which may be assessed against Transfer Corp. under any such claim or proceeding. Transfer Corp. shall provide Bridge with (i) prompt written notice after Transfer Corp. first becomes aware of such claim or proceeding, (ii) sole control and authority over the defense or settlement thereof and (iii) proper and full information and assistance to settle and/or defend any such claim or action. Without limiting the foregoing, if a final injunction is, or Bridge believes, in its sole discretion, is likely to be, entered prohibiting the use of the Software or Documentation by Transfer Corp. as contemplated herein, Bridge may, at its sole option and expense, either: (A) procure for Transfer Corp. the right to use the infringing Software or Documentation as provided herein, (B) replace the infringing Software or Documentation with non-infringing, functionally equivalent products; or (C) suitably modify the infringing Software or Documentation so that it is not infringing.

         (b) EXCEPTIONS. Notwithstanding the provisions of Section 3.2(a) above, Bridge assumes no liability for (i) infringement claims arising from combination of the Software or Documentation with other software or products not provided by Bridge, but not covering the Software or Documentation standing alone, (ii) the modification of the Software or Documentation unless such modification was made by Bridge, or (iii) any claims, demands, or proceedings arising out of the BMC Dispute (which is more particularly referenced in the Skunkware Acquisition Agreement dated concurrently herewith among Peregrine Systems, Transfer Corp. and Skunkware, Inc.).

         (c) If exercise by Transfer Corp. of any rights granted to Transfer Corp. herein is enjoined, or in Transfer Corp.'s opinion is likely to be enjoined, Bridge at its option and expense may: (i) procure from the person or persons claiming infringement a license for Transfer Corp. and its licensees and sublicensees at all levels to continue to exercise all rights granted under this Agreement with respect to the Software and Documentation, or (ii) modify the allegedly infringing item to avoid the infringement, without materially impairing performance of the Software or Documentation.

    3.3 TRANSFER CORP. INDEMNITY. Transfer Corp. agrees to indemnify Bridge and to hold Bridge harmless from all costs, loss, liability and expense (including court costs and reasonable fees of attorneys and other professionals) from any claims, demands or proceedings brought against or incurred by Bridge arising from or in connection with the use, modification, distribution and support of the Software or Documentation by Transfer Corp. or its sublicensees, agents or distributors or end-user customers, including Transfer Corp.'s obligations hereunder in connection with the existing licenses and customer support agreements for the Software and Documentation, but excluding any claims, demands and proceedings to the extent covered by Bridge's indemnity obligations under Section 3.2.

                                   SECTION 4

                                CONFIDENTIALITY

    4.1 OBLIGATIONS. "Confidential Information" consists of the source code of the Software. Except as expressly authorized in writing by Bridge or except as reasonably required by Transfer Corp. to exercise its rights under the licenses granted in this Agreement (and subject to a confidentiality agreement with any third party to whom such information is disclosed), Transfer Corp. will keep confidential and will not directly or indirectly divulge to any person or entity or use the Confidential Information.

    4.2 EXCEPTIONS. The foregoing restrictions will not apply to information that (i) is known to Transfer Corp. at the time of communication to Transfer Corp., (ii) has become publicly known through no wrongful act of Transfer Corp.,
(iii) has been rightfully received from a third party authorized to make such communication without restriction, (iv) has been independently developed by employees of Transfer Corp. not having access to Confidential Information or
(v) has been approved for release by written authorization of Bridge.

    4.3 SOURCE CODE PROTECTION. Transfer Corp. agrees to use the source code of the Software under carefully controlled conditions in accordance with and for the purposes of this Agreement and to inform those employees and contractors who are given access to the source code by Transfer Corp. that such materials are the confidential and proprietary information of Transfer Corp. and its licensor and disclosed to the employees as such. Transfer Corp. agrees to limit access to the source code strictly to those employees and contractors who require access in order to carry out the purposes of this Agreement. Transfer Corp. shall be fully responsible for the conduct of all its employees, agents and sublicensees who may in any way breach this Agreement. Transfer Corp. shall enter into its standard written nondisclosure and assignment of inventions agreement with its employees and contractors who are granted access to the Confidential Information.

    4.4 REMEDIES. Any breach of the restrictions contained in this Section 4 is a breach of this Agreement which may cause irreparable harm to Bridge entitling Bridge to obtain injunctive relief in addition to all legal remedies.

                                   SECTION 5

                           TRADEMARKS AND MARKETING

    Transfer Corp. will have the right to distribute and market the Software and Documentation under its own trademarks, service marks and logos or under the BRIDGE and FASTLOAD trademarks of Bridge (the "Bridge Marks"). Upon Bridge's request, all representations of the Bridge Marks used or to be used by Transfer Corp. will be submitted for approval of design, color and other details.


                                   SECTION 6

                               SOFTWARE SUPPORT

    Transfer Corp. will assume all responsibility for maintenance and support of the Software and Documentation for itself, its sublicensees and end users. In addition, Transfer Corp. agrees to take over Bridge's responsibilities under existing license and/or support agreements with licensees, all of which are listed in Exhibit A, and perform all obligations thereunder for all existing licensees of the Software. Bridge hereby assigns and delegates all such obligations and duties and all related rights to Transfer Corp., and Transfer Corp. agrees to assume such obligations and duties. Transfer Corp. will notify such customers in writing of its assumption of such responsibilities promptly after receiving from Bridge a list of the customers' names and addresses. Transfer Corp. will have the right to enter into new support agreements in its own name and on its own behalf with such customers upon expiration of existing agreements. Bridge shall have no liability under any such new agreements.


                            SECTION 7

                   TERM AND TERMINATION

    7.1 TERM. Unless earlier terminated this Agreement shall remain in effect perpetually.

    7.2 TERMINATION FOR DEFAULT. This Agreement will terminate automatically if either party defaults on any of its material obligations hereunder and fails to remedy such default within one hundred twenty (120) days after written notice of such default given by the nonbreaching party.

    7.3 TERMINATION ON PURCHASE OF THE SOFTWARE. This Agreement will terminate upon purchase of the Software by Transfer Corp. pursuant to Section 1.6.

    7.4 EFFECT OF TERMINATION. Upon termination of this Agreement for default, the licenses granted herein and any sublicenses of the rights granted hereunder shall terminate, except that end users may continue to use the Software under sublicenses granted prior to the date of termination. In case of the purchase of the Software by Transfer Corp., the licenses granted herein to Transfer Corp. shall terminate upon the closing date of such purchase transaction, but sublicenses granted by Transfer Corp. and Transfer Corp.'s obligations to continue to support existing licensees of the Software
shall survive.   Transfer Corp. shall, at Bridge's option,  return to Bridge or destroy the original and all copies of Confidential Information and certify in writing as to its destruction, except that in case of purchase of the Software by Transfer Corp., Transfer Corp. may retain the source code and Documentation of the Software and such other Confidential Information related to the Software and Documentation as is necessary to continue to license and support the Software.

                                   SECTION 8

                              GENERAL PROVISIONS

    8.1 GOVERNING LAW AND JURISDICTION. The rights and obligations of the parties under this Agreement shall be governed by and construed under the laws of the State of California without reference to conflict of laws principles.

    8.2 ASSIGNMENT. This Agreement may not be transferred or assigned by Transfer Corp., without the prior written consent of Bridge. Any such attempted transfer or assignment will be void. Notwithstanding the foregoing, Transfer Corp. may assign this Agreement and its rights and obligations thereunder to an entity that succeeds to all or substantially all of its assets or business, provided that the assignee or transferee agrees in writing to comply with all
the terms and restrictions contained in this Agreement.   Subject to the
foregoing provisions, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

    8.3 EXPORT CONTROL. Any and all obligations of Bridge to provide the Software and Documentation will be subject in all respects to such United States laws and regulations s will from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation and the Export Administrations issued by the Department of Commerce, Bureau of Export Administration. Transfer Corp. agrees not to export the Software or Documentation or any technical data related thereto except in conformity with such laws and regulations.

    8.4 MODIFICATION. No modification to this Agreement, nor any waiver of any rights, will be effective unless agreed in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.

    8.5 LIMITATION OF LIABILITY. IN NO EVENT WILL BRIDGE BE LIABLE FOR ANY LOSS OF DATA, LOST PROFITS, COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY OR SERVICES OR FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF

CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE. THIS LIMITATION WILL APPLY EVEN IF BRIDGE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

    8.6 NOTICES. Any required notices hereunder will be given in writing at the address of each party first set forth above, or to such other address as either party may substitute by written notice to the other in the manner provided herein, and will be deemed served when delivered or, if delivery is not accomplished by reason or some fault of the addressee, when tendered.

    8.7 SURVIVAL PROVISIONS. The following provisions will survive termination of this Agreement for any reason: Section 3 (Warranty Disclaimer and Indemnification), 4 (Confidentiality), 7.5 (Effect of Termination) and 8 (General Provisions), as well as any payment obligations that have accrued prior to termination.

    8.8 ENTIRE AGREEMENT. This Agreement, including Exhibit A, which is incorporated herein by reference, constitutes the entire and exclusive Agreement between the parties hereto and supersedes any and all prior proposals, agreements and representations between them, whether written or oral, with respect to its subject matter.

    8.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    8.10 SEVERABILITY. All terms and provisions of this Agreement shall, if possible, be construed in a manner which makes them valid, but in the event any term or provision of this Agreement is found by a court of competent jurisdiction to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected so long as neither party is thereby denied the material economic benefit intended by this Agreement.


    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


PEREGRINE BRIDGE SUBSIDIARY, INC. PEREGRINE/BRIDGE TRANSFER CORPORATION


By: /s/ AUTHORIZED SIGNATORY        By: /s/ JOHN WOODALL
    _________________________           _________________________
    Name: _______________________       John Woodall
    Title:   ____________________       President

                                   EXHIBIT A


                   PRODUCTS TO BE LICENSED TO TRANSFER CORP.



1.  Bridge/Fastload for DB2/2 Server Edition

2.  Bridge/Fastload for DB2/2 Mainframe Edition

3.  Bridge/Fastload for DB2/2/6000 Server Edition

4.  Bridge/Fastload for DB2/2/6000 Mainframe Edition

5.  Bridge/Fastload for SYBASE Server Edition

6.  Bridge/Fastload for SYBASE Mainframe Edition

7.  Bridge Monitor for DB2/2/6000




                  EXISTING BRIDGE SOFTWARE LICENSE AGREEMENTS


    ABSA Bank
    Denel Properties
    African Explosives and Chemical Industries
    South African Airways
    BMW South Africa
    EDS
    Computer/Alliance/Information Technologies

                                    EXHIBIT B


                        SKUNKWARE ASSETS AND LIABILITIES


ASSETS

Furniture & Fixtures -- Texas                33,056.26
Accum Depr -- Furn & Fix -- Texas            (1,813.00)
Office Equipment -- Texas                    12,214.36
Accum Depr -- Off Equip -- Texas             (1,379.00)
Data Processing Equip -- Texas               70,083.00
Accum Depr -- DP Equip -- Texas              (9,528.00)
Software -- Texas                            26,054.32
Accum Depr -- Software -- Texas              (2,085.00)
Leasehold Improvements -- Texas              14,621.50
Accum Depr -- Lease Imp -- Texas             (1,706.00)
                                            ----------
                                            139,518.44

Purchases by Peregrine for Skunkware        189,121.03

Purchased Cap Software                      102,252.34
Amortization -- Cap Software                (84,544.03)
                                            ----------
  Net                                        17,708.31

Deposits
Office lease -- Irving, TX                    6,283.50
Office lease -- Austin, TX                    1,401.84
Furniture rental -- Irving, TX                  857.34
                                            ----------
  Total deposits                              8,542.68
                                            ----------
TOTAL ASSETS                                354,890.46
                                            ----------

LIABILITIES

Accrued Vacation -- TX Employees             32,578.74
Accrued Vacation -- JO                        4,260.13
                                            ----------
                                             36,838.87

Deferred Maintenance -- Bridge                7,618.00
                                            ----------
TOTAL LIABILITIES                            44,456.87
                                            ----------
NET ASSETS                                  310,433.59
                                            ==========

                                    EXHIBIT B


                          TECHNOLOGICAL SOFTWARE ASSETS

              (excluded from the definition of "Software Products"
            under Section 1.2 of the Skunkware Acquisition Agreement)




Purchased Computer Programs:

     1.   IPS                 Data Base Performance, Space Management and
                              Integrity Monitor for IMS and CICS, OL/1 and DEDB
                              Data Bases.

     2.   IOVF EXTENSION      Extending a DEBD without data base reorganization.

     3.   D.P. AUDITOR        Auditing IMS and CICS DL/1 systems.

     4.   C.A.S.S.            Change Accumulation Sub-system.  Real-time change
                              accumulation sub-system.

                                    EXHIBIT B

                         OTHER ASSETS TO BE TRANSFERRED



ASSETS:

Software License Agreements:
     ABSA Bank
     Denel Properties
     African Explosives and Chemical Industries
     South African Airways
     BMW South Africa
     EDS
     Computer Alliance/Information Technologies

                                    EXHIBIT C

                      PEREGRINE/BRIDGE TRANSFER CORPORATION
                                    EMPLOYEES

                      PEREGRINE/BRIDGE TRANSFER CORPORATION
                                    EMPLOYEES



                                   Jack Olson
                                  Wayne Fisher
                                   Tom Harper
                                 Rickey Chevrie
                                  Kevin Cogley
                                 Dempsey Darrow
                                   Tom Hintz
                                 Craig Knutson
                                 Molly Markley
                                 Tom McMillan
                                  Tom Price
                                Gerald Tavolino
                                 Craig Taylor
                                 Robert Young
                                Jane McMaster
                              Dana Ponder-Henson